QuickLinks -- Click here to rapidly navigate through this document

Exhibit 4.03

INVESTORS' RIGHTS AGREEMENT

        This Investors' Rights Agreement (the "Agreement") is entered into as of April 19, 2002 (the "Effective Date") by and among GRIC Communications, Inc., a Delaware corporation (the "Company"), Asia Pacific Growth Fund III, L.P., a Cayman entity ("Asia Pacific"), Vertex Technology Fund Ltd., Vertex Technology Fund (II) Ltd. and Vertex Technology Fund (III) Ltd. (the later three being entities formed under the laws of Singapore and collectively referred to as "Vertex"), STT Ventures Ltd, an entity organized under the laws of Mauritius, Green Dot Capital (BVI) Inc, an entity organized under the laws of the British Virgin Islands, and Singapore Computer Systems Limited, an entity organized under the laws of Singapore. Hereinafter, the parties to the Agreement, other than the Company, will be collectively referred to as the "Investors".

RECITALS

        A.    The Investors have agreed to purchase from the Company, and the Company has agreed to sell to the Investors, shares of the Company's Series A Preferred Stock (the "Series A Preferred Stock") and warrants to purchase shares of the Company's Series A Preferred Stock (the "Warrants") on the terms and conditions set forth in that certain Amended and Restated Series A Preferred Stock and Warrant Purchase Agreement, dated as of April 19, 2002, by and among the Company and the Investors (the "Series A Agreement").

        B.    The Series A Agreement provides that the Investors shall be granted certain information, registration and participation rights, all as more fully set forth herein.

        NOW, THEREFORE, in consideration of the foregoing recitals and the mutual promises hereinafter set forth, the parties hereto agree as follows:

        1.    INFORMATION RIGHTS.

          1.1    SEC Filings.    The Company covenants and agrees that, commencing on the Effective Date, for so long as any Investor holds shares of Series A Preferred Stock issued under the Series A Agreement or issued pursuant to the exercise of any Warrants issued under the Series A Agreement, the Company will timely file all reports required under the Exchange Act of 1934, as amended.

          1.2    Monthly and Budget Financial Information.    The Company covenants and agrees that, commencing on the Effective Date, for so long as an Investor holds at least twenty-five percent (25%) of the shares of Series A Preferred Stock issued on the Effective Date to the Investor under the Series A Agreement, the Company will:

            (a)    Monthly Reports.    Upon request by an Investor, furnish to such Investor monthly unaudited financial statements (except for the last month of the Company's fiscal year), including an unaudited Balance Sheet, an unaudited Statement of Operations and an unaudited Statement of Cash Flows; and

            (b)    Annual Budget and Operating Plan.    Furnish to such Investor as soon as practicable and in any event no later than thirty (30) days after the close of each fiscal year of the Company, an annual operating plan and budget, prepared on a monthly basis, for the next immediate fiscal year. The Company shall also furnish to such Investor, within a reasonable time of its preparation, amendments to the annual budget, if any.

          1.3    Confidentiality; Non-public Information.    Each Investor agrees to hold all information received pursuant to this Section 1 in confidence, and not to use or disclose any of such information to any third party, except to the extent such information may be made publicly available by the Company. Each Investor agrees that it will not trade the Company's securities if it has non-public Company information that could be material.

          1.4    Inspection Rights.    The Company shall permit each Investor holding at least twenty-five percent (25%) of the shares of Series A Preferred Stock issued on the Effective Date to the Investor under the Series A Agreement, at such Investor's request and expense, to visit and inspect the Company's properties, to examine its books of account and records and to discuss the Company's affairs, finances and accounts with its officers, all at such reasonable times as may be requested by such Investor.

        2.    REGISTRATION RIGHTS.

          2.1    Definitions.    For purposes of this Section 2:

            (a)    Registration.    The terms "register," "registration" and "registered" refer to a registration effected by preparing and filing a registration statement in compliance with the U.S. Securities Act of 1933, as amended (the "Securities Act"), and the declaration or ordering of effectiveness of the S-3 Registration Statement.

            (b)    Registrable Securities.    The term "Registrable Securities" means:

              (1)  all the shares of Common Stock of the Company issued or issuable upon the conversion of any shares of Series A Preferred Stock that were purchased by any Investor under the Series A Agreement or may hereafter be acquired by any Investor or any Investor's permitted successors and assigns upon exercise of any of the Warrants; and

              (2)  any shares of Common Stock of the Company issued (or issuable upon the conversion or exercise of any warrant, right or other security which is issued) as a dividend or other distribution with respect to, or in exchange for or in replacement of, all such shares of Common Stock described in clause (1) of this subsection 2.1(b); excluding in all cases, however, any Registrable Securities sold by a person in a transaction in which rights under this Section 2 are not assigned in accordance with this Agreement or any Registrable Securities sold to the public or sold pursuant to Rule 144 promulgated under the Securities Act.

            (c)    Registrable Securities Then Outstanding.    The number of shares of "Registrable Securities then outstanding" shall mean the number of shares of Common Stock which are Registrable Securities that are then (1) issued and outstanding or (2) issuable pursuant to the exercise of the Warrants and conversion of the Preferred Stock issued thereunder or issuable upon conversion of other then outstanding Preferred Stock.

            (d)    Holder.    The term "Holder" means any person owning of record Registrable Securities or any assignee of record of such Registrable Securities to whom rights set forth herein have been duly assigned in accordance with this Agreement; provided, however, that for purposes of this Agreement, a record holder of shares of Series A Preferred Stock convertible into such Registrable Securities shall be deemed to be the Holder of such Registrable Securities; and provided further, that the Company shall in no event be obligated to register shares of Series A Preferred Stock, and that Holders of Registrable Securities will not be required to convert their shares of Series A Preferred Stock into Common Stock in order to exercise the registration rights granted hereunder, until immediately before the closing of the offering to which the registration relates.

            (e)    Form S-3.    The term "Form S-3" means such form under the Securities Act as is in effect on the date hereof or any successor registration form under the Securities Act subsequently adopted by the SEC that permits inclusion or incorporation of substantial information by reference to other documents filed by the Company with the SEC.

            (f)    SEC.    The term "SEC" means the U.S. Securities and Exchange Commission.

            (g)    The S-3 Registration Statement.    The term "S-3 Registration Statement" means a registration statement on Form S-3 described in Section 2.2 hereof.

          2.2    Form S-3 Registration.    Within thirty (30) days of the Effective Date, the Company shall file with the SEC a registration statement on Form S-3 and any related qualification or compliance with respect to all of the Registrable Securities then outstanding or thereafter issued upon conversion of Series A Preferred Stock issued upon exercise of the Warrants; provided, however, that the Company shall not be obligated to effect such registration, qualification or compliance pursuant to this Section 2.2 in any particular jurisdiction in which the Company would be required to qualify to do business or to execute a general consent to service of process in effecting such registration, qualification or compliance. The Company shall use best efforts to have the S-3 Registration Statement declared effective by the SEC within one hundred twenty (120) days of the Effective Date and shall leave such Registration Statement in effect until the second anniversary of the Effective Date, by which time the Company shall use best efforts to have a second S-3 Registration Statement declared effective by the SEC and shall leave such S-3 Registration Statement in effect until the fourth anniversary of the Effective Date. The Company's obligations to keep any S-3 Registration Statement effective shall cease as to any shares that become saleable under Rule 144(k) promulgated under the Securities Act. If for any reason either registration statement is suspended, the Company shall use best efforts to cause such registration statement to become effective again at the earliest possible date following the request of any of the Investors.

        In the event the that the S-3 Registration Statement is not declared effective by the SEC within one hundred twenty (120) days of the Effective Date, as relief for the damages to the Holders by reason of any such delay in or reduction of their ability to sell any of their Registrable Securities (which remedy shall not be exclusive of any other remedies available at law and in equity), the Company shall pay to the Holders on a pro rata basis relative to the number of Registrable Securities held by each Holder an aggregate amount in cash equal to fifty thousand dollars ($50,000) and an additional fifty thousand dollars ($50,000) for each of the following full months that elapse thereafter during which the S-3 Registration Statement declared is not declared effective by the SEC, provided that in no event shall all such payments pursuant to this paragraph exceed two hundred fifty thousand dollars ($250,000). Such payment shall be paid on the last day of the calendar month after which such payment is incurred.

        The Company shall pay all expenses incurred in connection with the registrations required pursuant to this Section 2.2, including without limitation all filing, registration and qualification, printers' and accounting fees and the reasonable fees and disbursements of one (1) counsel for each Asia Pacific, Vertex and any other selling Holders (not to exceed $15,000), which may be counsel for the Company, and counsel for the Company (but excluding underwriters' discounts and commissions). Each Holder participating in the registration pursuant to this Section 2.2 shall bear such Holder's proportionate share (based on the number of shares sold by such Holder over the total number of shares included in such registration at the time it goes effective) of all discounts, commissions or other amounts payable to underwriters or brokers in connection with such offering.

          2.3    Obligations of the Company.    Whenever required to effect the registration of any Registrable Securities under this Agreement, the Company shall, as expeditiously as reasonably possible:

            (a)  Prepare and file with the SEC such amendments and supplements to the S-3 Registration Statement and the prospectus used in connection with the S-3 Registration Statement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by the S-3 Registration Statement.

            (b)  Furnish to the Holders such number of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act, and such other documents as they may reasonably request in order to facilitate the disposition of the Registrable Securities owned by them that are included in such registration.

            (c)  Use reasonable efforts to register and qualify the securities covered by the S-3 Registration Statement under such other securities or Blue Sky laws of such jurisdictions as shall be reasonably requested by the Holders, provided that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions.

            (d)  In the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter(s) of such offering. Each Holder participating in such underwriting hereby agrees to also enter into and perform its obligations under such an agreement.

            (e)  Notwithstanding any other provision of this Agreement, from and after the time the S-3 Registration Statement is declared effective, the Company shall have the right to suspend the S-3 Registration Statement and the related prospectus in order to prevent premature disclosure of any material non-public information related to corporate developments by delivering notice of such suspension to the Holders; provided, however, that the Company may exercise the right to such suspension only twice in each calendar year for an aggregate of ninety (90) days in each calendar year. From and after the date of a notice of suspension under this Section 2.3(e), each Holder agrees not to use the S-3 Registration Statement or the related prospectus for resale of any Registrable Security until the notice from the Company that such suspension has been lifted.

          2.4    Furnish Information.    It shall be a condition precedent to the obligations of the Company to take any action pursuant to Section 2.2 hereof that each of the selling Holders shall furnish to the Company such information regarding itself, the Registrable Securities held by them, and the intended method of disposition of such securities as shall be required to timely effect the registration of their Registrable Securities.

          2.5    Delay of Registration.    No Holder shall have any right to obtain or seek an injunction restraining or otherwise delaying any such registration as the result of any controversy that might arise with respect to the interpretation or implementation of this Section 2.

          2.6    Indemnification.

            (a)    By the Company.    To the extent permitted by law, the Company will indemnify and hold harmless each Holder, the partners, officers and directors of each Holder, any underwriter (as defined in the Securities Act) for such Holder and each person, if any, who controls such Holder or underwriter within the meaning of the Securities Act or the Securities Exchange Act of 1934, as amended, (the "Exchange Act"), against any losses, claims, damages, or liabilities (joint or several) to which they may become subject under the Securities Act, the Exchange Act or other federal or state law, insofar as such losses, claims, damages, or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (collectively, the "Violations" and, individually, a "Violation"):

              (1)  any untrue statement or alleged untrue statement of a material fact contained in the S-3 Registration Statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto; or

              (2)  the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading; or

              (3)  any violation or alleged violation by the Company of the Securities Act, the Exchange Act, any federal or state securities law or any rule or regulation promulgated under the Securities Act, the Exchange Act or any federal or state securities law in connection with the offering covered by the S-3 Registration Statement.

            The Company will reimburse each such Holder, partner, officer or director, underwriter or controlling person for any legal or other expenses reasonably incurred by them, within one (1) month after a request for reimbursement has been received by the Company, in connection with investigating or defending any such loss, claim, damage, liability or action;

    provided, however, that the indemnity agreement contained in this subsection 2.6(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld), nor shall the Company be liable in any such case for any such loss, claim, damage, liability or action to the extent that it arises out of or is based upon a Violation which occurs in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by such Holder, partner, officer, director, underwriter or controlling person of such Holder.

            (b)    By Selling Holders.    To the extent permitted by law, each selling Holder will severally, but not jointly, indemnify and hold harmless the Company, each of its directors, each of its officers who have signed the S-3 Registration Statement, each person, if any, who controls the Company within the meaning of the Securities Act, any underwriter and any other Holder selling securities under the S-3 Registration Statement or any of such other Holder's partners, directors or officers or any person who controls such Holder within the meaning of the Securities Act or the Exchange Act, against any losses, claims, damages or liabilities (joint or several) to which the Company or any such director, officer, controlling person, underwriter or other such Holder, partner or director, officer or controlling person of such other Holder may become subject under the Securities Act, the Exchange Act or other federal or state law, insofar as such losses, claims, damages or liabilities (or actions in respect thereto) arise out of or are based upon any violation of subsections 2.6(a)(1) and 2.6(a)(2) above, in each case to the extent (and only to the extent) that such violation occurs in reliance upon and in conformity with written information furnished by such Holder with respect to the Holder (and none other) for use in connection with such registration. Each such Holder will reimburse any legal or other expenses reasonably incurred by the Company or any such director, officer, controlling person, underwriter or other Holder, partner, officer, director or controlling person of such other Holder in connection with investigating or defending any such loss, claim, damage, liability or action within three months after a request for reimbursement has been received by the indemnifying Holder; provided, however, that the indemnity agreement contained in this subsection 2.6(b) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Holder, which consent shall not be unreasonably withheld; and provided further, that the total amounts payable in indemnity by a Holder under this subsection 2.6(b) in respect of any Violation shall not exceed the net proceeds received by such Holder in the registered offering out of which such Violation arises.

            (c)    Notice.    Promptly after receipt by an indemnified party under this Section 2.6 of notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 2.6, deliver to the indemnifying party a written notice of the commencement thereof. The indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party shall have the right to retain its own counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential conflict of interests between such indemnified party and any other party represented by such counsel in such proceeding. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action, if prejudicial to its ability to defend such action, shall relieve such indemnifying party of any liability to the indemnified party under this Section 2.6, but the omission so to deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 2.6.

            (d)    Defect Eliminated in Final Prospectus.    The foregoing indemnity agreements of the Company and Holders are subject to the condition that, insofar as they relate to any Violation made in a preliminary prospectus but eliminated or remedied in the amended prospectus on file with the SEC at the time the S-3 Registration Statement becomes effective or the amended prospectus filed with the SEC pursuant to SEC Rule 424(b) (the "Final Prospectus"), such indemnity agreement shall not inure to the benefit of any person if a copy of the Final Prospectus was furnished to the indemnified party and was not furnished to the person asserting the loss, liability, claim or damage at or prior to the time such action is required by the Securities Act.

            (e)    Contribution.    If the indemnification provided for in this Section 2.6 is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any loss, liability, claim, damage or expense referred to herein, then the indemnifying party, in lieu of indemnifying the indemnified party, shall contribute to the amount paid or payable by such indemnified party with respect to such loss, liability, claim, damage or expense in the proportion that is appropriate to reflect the relative fault of the indemnifying party and the indemnified party in connection with the statements or omissions that resulted in such loss, liability, claim, damage or expense, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and the indemnified party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party, and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. In any such case, (A) no such Holder will be required to contribute any amount in excess of the public offering price of all such Registrable Securities offered and sold by such Holder pursuant to the S-3 Registration Statement; and (B) no person or entity guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) will be entitled to contribution from any person or entity who was not guilty of such fraudulent misrepresentation.

            (f)    Survival.    The obligations of the Company and Holders under this Section 2.6 shall survive the completion of any offering of Registrable Securities in the S-3 Registration Statement, and otherwise.

        3.    PARTICIPATION RIGHTS.

          3.1    General.    Each Holder (as defined in subsection 2.1(d) hereof) and any party to whom such Holder's rights under this Section 3 have been duly assigned in accordance with subsection 4.1(b) hereof (each such Holder or assignee being hereinafter referred to as a "Rights Holder") has the right to purchase such Rights Holder's Pro Rata Share (as defined below), of all (or any part) of any "New Securities" (as defined in Section 3.2 hereof) that the Company may from time to time issue after the Effective Date, provided, however, such Rights Holder shall have no right to purchase any such New Securities if such Rights Holder cannot demonstrate to the Company's reasonable satisfaction that such Rights Holder is at the time of the proposed issuance of such New Securities an "accredited investor" as such term is defined in Regulation D under the Securities Act. A Rights Holder's "Pro Rata Share" for purposes of this participation right is the ratio of (a) the number of Registrable Securities as to which such Rights Holder is the Holder (and/or is deemed to be the Holder under subsection 2.1(d) hereof), to (b) a number of shares of Common Stock of the Company equal to the sum of (1) the total number of shares of Common Stock of the Company then outstanding plus (2) the total number of shares of Common Stock of the Company into which all then outstanding shares of Preferred Stock of the Company are then convertible plus (3) the total number of shares of Common Stock of the Company subject to then outstanding options and warrants (including options and warrants exercisable for securities which are ultimately convertible into Common Stock).

          3.2    New Securities.    "New Securities" shall mean any Common Stock or Preferred Stock of the Company, whether now authorized or not, and rights, options or warrants to purchase such Common Stock or Preferred Stock, and securities of any type whatsoever that are, or may become, convertible or exchangeable into such Common Stock or Preferred Stock; provided, however, that the term "New Securities" does not include:

            (a)  shares of Common Stock issued or issuable upon conversion of the outstanding shares of Preferred Stock;

            (b)  any shares of Common Stock (or options, warrants or rights therefor) granted or issued hereafter to employees, officers, directors, contractors, consultants or advisers to, the Company or any Subsidiary pursuant to incentive agreements, stock purchase or stock option plans, stock bonuses or awards, warrants, contracts or other arrangements that are approved by a majority of the Board of Directors;

            (c)  shares of Common Stock or Preferred Stock issued pursuant to the acquisition of another corporation or entity by the Company by consolidation, merger, purchase of all or substantially all of the assets, or other reorganization in which the Company acquires, in a single transaction or series of related transactions, all or substantially all of the assets of such other corporation or entity or fifty percent (50%) or more of the voting power of such other corporation or entity or fifty percent (50%) or more of the equity ownership of such other entity; provided that such transaction or series of transactions has been approved by the Company's Board of Directors or pursuant to the purchase of less than a fifty percent (50%) equity ownership in connection with a joint venture or other strategic arrangement or other commercial relationship, provided such an arrangement is approved by the Board of Directors;

            (d)  any shares of Series A Preferred Stock issued under the Series A Agreement, as such agreement may be amended;

            (e)  shares of Common Stock or Preferred Stock issuable upon exercise of any options, warrants or rights to purchase any securities of the Company outstanding as of the Effective Date and any securities issuable upon the conversion thereof; and

            (f)    shares of the Company's Common Stock or Preferred Stock issued in connection with any stock split or stock dividend or recapitalization.

          3.3    Procedures.    In the event that the Company proposes to undertake an issuance of New Securities, it shall give to each Rights Holder a written notice of its intention to issue New Securities (the "Notice"), describing the type of New Securities and the price and the general terms upon which the Company proposes to issue such New Securities given in accordance with Section 5(a) hereof. Each Rights Holder shall have thirty (30) days from the date such Notice is effective, as determined pursuant to Section 5.1 hereof based upon the manner or method of notice, to agree in writing to purchase such Rights Holder's Pro Rata Share of such New Securities for the price and upon the general terms specified in the Notice by giving written notice to the Company and stating therein the quantity of New Securities to be purchased (not to exceed such Rights Holder's Pro Rata Share). If any Rights Holder fails to so agree in writing within such thirty (30) day period to purchase such Rights Holder's full Pro Rata Share of an offering of New Securities (a "Nonpurchasing Holder"), then such Nonpurchasing Holder shall forfeit the right hereunder to purchase that part of his Pro Rata Share of such New Securities that he, she or it did not so agree to purchase and the Company shall promptly give each Rights Holder who has timely agreed to purchase his full Pro Rata Share of such offering of New Securities (a "Purchasing Holder") written notice of the failure of any Nonpurchasing Holder to purchase such

  Nonpurchasing Rights Holder's full Pro Rata Share of such offering of New Securities (the "Overallotment Notice"). Each Purchasing Holder shall have a right of overallotment such that such Purchasing Holder may agree to purchase a portion of the Nonpurchasing Holders' unpurchased Pro Rata Shares of such offering on a pro rata basis according to the relative Pro Rata Shares of the Purchasing Rights Holders, at any time within ten (10) days after receiving the Overallotment Notice.

          3.4    Failure to Exercise.    In the event that any Rights Holder fails to exercise in full the participation right within such thirty (30) plus ten (10) day period, then the Company shall have ninety (90) days thereafter to sell the New Securities with respect to which such Rights Holder's rights of first refusal hereunder were not exercised, at a price and upon general terms not materially more favorable to the purchasers thereof than specified in the Company's Notice to the Rights Holders. In the event that the Company has not issued and sold the New Securities within such ninety (90) day period, then the Company shall not thereafter issue or sell any New Securities without again first offering such New Securities to the Rights Holders pursuant to this Section 3.

          3.5    Termination.    This participation right shall terminate upon (1) any reorganization, consolidation, merger or similar transaction or series of related transactions (each, a "combination transaction")) in which the Company is a constituent corporation or is a party if, as a result of such combination transaction, the voting securities of the Company that are outstanding immediately prior to the consummation of such combination transaction (other than any such securities that are held by an "Acquiring Stockholder", as defined below) do not represent, or are not converted into, securities of the surviving corporation of such combination transaction (or such surviving corporation's parent corporation if the surviving corporation is owned by the parent corporation) that, immediately after the consummation of such combination transaction, together possess at least a majority of the total voting power of all securities of such surviving corporation (or its parent corporation, if applicable) that are outstanding immediately after the consummation of such combination transaction, including securities of such surviving corporation (or its parent corporation, if applicable) that are held by the Acquiring Stockholder; or (2) a sale of all or substantially all of the assets of the Company, that is followed by the distribution of the proceeds to the Company's stockholders or (3) as to each Rights Holder, when all shares of Series A Preferred Stock and Series A Preferred Stock issued upon exercise of the Warrants have been converted and exercised, respectively, into Common Stock. For purposes of this Section 3.5, an "Acquiring Stockholder" means a stockholder or stockholders of the Company that (1) merges or combines with the Company in such combination transaction or (2) owns or controls a majority of another corporation that merges or combines with the Company in such combination transaction.

        4.    ASSIGNMENT AND AMENDMENT.

          4.1    Assignment.    Notwithstanding anything herein to the contrary:

            (a)    Information Rights.    The rights of an Investor under Section 1 hereof may be assigned only to an affiliate of an Investor or another party who acquires from an Investor (or an Investor's permitted assigns) at least that minimum number of shares of Series A Preferred Stock described in Section 1.2 hereof.

            (b)    Registration Rights; Participation Rights.    The registration rights of a Holder under Section 2 hereof and the participation right of a Rights Holder under Section 3 hereof may be assigned only to an affiliate of an Investor or another party who acquires at least twenty-five percent (25%) of the shares of Series A Preferred Stock issued under the Series A Agreement to such Holder, or thirty-five percent (35%) of the shares issued pursuant to the exercise of any Warrants issued under the Series A Agreement, and/or the equivalent number (on an as-converted basis) of shares of Common Stock; provided, however that no party may be assigned any of the foregoing rights unless the Company is given written notice by the assigning party at the time of such assignment stating the name and address of the assignee and identifying the securities of the Company as to which the rights in question are being assigned; provided further that any such assignee of such rights is not deemed by the Board of Directors of the Company, in its reasonable judgment, to be a competitor of the Company; and provided further that any such assignee shall receive such assigned rights subject to all the terms and conditions of this Agreement, including without limitation the provisions of this Section 4.

          4.2    Amendment and Waiver of Rights.    Any provision of this Agreement may be amended and the observance thereof may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company, Asia Pacific, Vertex and the Investors (and/or any of their permitted successors or assigns) holding shares of Series A Preferred Stock and/or shares of Common Stock issued upon conversion thereof representing and/or convertible into a majority of all the Investors' Shares (as defined below). As used herein, the term "Investors' Shares" shall mean the shares of Common Stock then issuable upon conversion of all then outstanding shares of Series A Preferred Stock issued under the Series A Agreement and, in the event any of the Warrants has been exercised, all shares of Common Stock issuable upon conversion of Series A Preferred Stock issued upon exercise of such Warrants. Any amendment or waiver effected in accordance with this Section 4.2 shall be binding upon each Investor, each Holder, each permitted successor or assignee of such Investor or Holder and the Company.

        5.    GENERAL PROVISIONS.

          5.1    Notices.    Any notice, request or other communication required or permitted hereunder shall be in writing and shall be deemed to have been duly given if personally delivered or if deposited in the U.S. mail by registered or certified mail, return receipt requested, postage prepaid, as follows:

      (a)    if to the Company, at:

        GRIC Communications, Inc.
        1421 McCarthy Boulevard
        Milpitas, California 95035
        Attention: David Teichmann, Esq.
        Telephone: (408) 965-1309
        Facsimile: (408) 435-8687

      with a copy to:

        Fenwick & West LLP
        Two Palo Alto Square
        Palo Alto, CA 94306
        Attention: David Healy, Esq.
        Telephone: (650) 494-0600
        Facsimile: (650) 494-1417

      (b)    if to Asia Pacific, at

        Asia Pacific Growth Fund III, L.P.
        156 University Avenue Palo Alto, CA 94301
        Attention: Mark Hsu
        Telephone: (650) 838-8088
        Facsimile: (650) 838-0801

      with a copy to:

        O'Melveny & Myers LLP
        Embarcadero Center West
        275 Battery Street
        San Francisco, CA 94111-3305
        Attention: Peter Healy, Esq.
        Telephone: (415) 984-8833
        Facsimile: (415) 984-8701

      (c)    if to Vertex, at:

        Vertex Technology Fund Ltd.
        Vertex Technology Fund (II) Ltd.
        Vertex Technology Fund (III) Ltd.
        77 Science Park Drive
        #02-15 Cintech III
        Singapore Science Park
        Singapore 118256
        Attention: Kheng Nam Lee, President
        Telephone: 011-65-777-0122
        Facsimile: 011-65-777-1878 or 011-65-773-2628

        and

        Vertex Management, Inc.
        Three Lagoon Drive, Suite 220
        Redwood City, CA 94065
        Attention: Hock Chuan Tam, Senior Vice President
        Telephone: (650) 591-9300
        Facsimile: (650) 591-5926

      with a copy to:

        Carr & Ferrell LLP
        2225 E. Bayshore Road, Suite 200
        Palo Alto, CA 94303
        Attention: Barry Carr, Esq.
        Telephone: (650) 812-3400
        Facsimile: (650) 812-3444

        Any party hereto (and such party's permitted successors, assigns or transferees) may by notice so given provide and change its address for future notices hereunder. Notice shall conclusively be deemed to have been given when personally delivered or when deposited in the mail in the manner set forth above.

          5.2    Entire Agreement.    This Agreement and the documents referred to herein constitute the entire agreement and understanding of the parties with respect to the subject matter of this Agreement, and supersede any and all prior understandings and agreements, whether oral or written, between or among the parties hereto with respect to the specific subject matter hereof.

          5.3    Governing Law.    This Agreement shall be governed by and construed exclusively in accordance with the internal laws of the State of California as applied to contracts made and to be performed entirely within the State of California, excluding that body of law relating to conflict of laws and choice of law.

          5.4    Severability.    If any provision of this Agreement is determined by any court or arbitrator of competent jurisdiction to be invalid, illegal or unenforceable in any respect, such provision will be enforced to the maximum extent possible given the intent of the parties hereto. If such clause or provision cannot be so enforced, such provision shall be stricken from this Agreement and the remainder of this Agreement shall be enforced as if such invalid, illegal or unenforceable clause or provision had (to the extent not enforceable) never been contained in this Agreement. Notwithstanding the forgoing, if the value of this Agreement based upon the substantial benefit of the bargain for any party is materially impaired, which determination as made by the presiding court or arbitrator of competent jurisdiction shall be binding, then both parties agree to substitute such provision(s) through good faith negotiations.

          5.5    Third Parties.    Nothing in this Agreement, express or implied, is intended to confer upon any person, other than the parties hereto and their successors and assigns, any rights or remedies under or by reason of this Agreement.

          5.6    Successors And Assigns.    Subject to the provisions of Section 4.1 hereof, this Agreement, and the rights and obligations of the parties hereunder, will be binding upon and inure to the benefit of their respective successors, assigns, heirs, executors, administrators and legal representatives.

          5.7    Titles and Headings.    The titles, captions and headings of this Agreement are included for ease of reference only and will be disregarded in interpreting or construing this Agreement. Unless otherwise specifically stated, all references herein to "Sections," "subsections" and "exhibits" will mean "Sections," "subsections" and "exhibits" to this Agreement.

          5.8    Counterparts.    This Agreement may be executed in any number of counterparts, each of which when so executed and delivered will be deemed an original, and all of which together shall constitute one and the same agreement.

          5.9    Costs and Attorneys' Fees.    In the event that any action, suit or other proceeding is instituted concerning or arising out of this Agreement or any transaction contemplated hereunder, the prevailing party shall recover all of such party's costs and attorneys' fees incurred in each such action, suit or other proceeding, including any and all appeals or petitions therefrom.

          5.10    Adjustments for Stock Splits, Etc.    Wherever in this Agreement there is a reference to a specific number of shares of Common Stock or Preferred Stock of the Company of any class or series, then, upon the occurrence of any subdivision, combination or stock dividend of such class or series of stock, the specific number of shares so referenced in this Agreement shall automatically be proportionally adjusted to reflect the affect on the outstanding shares of such class or series of stock by such subdivision, combination or stock dividend.

          5.11    Further Assurances.    The parties agree to execute such further documents and instruments and to take such further actions as may be reasonably necessary to carry out the purposes and intent of this Agreement.

          5.12    Facsimile Signatures.    This Agreement may be executed and delivered by facsimile and upon such delivery the facsimile signature will be deemed to have the same effect as if the original signature had been delivered to the other party.

[Remainder of page intentionally left blank.]

        IN WITNESS WHEREOF, the parties hereto have executed this Investors' Rights Agreement as of the date and year first above written.

GRIC Communications, Inc.		Asia Pacific Growth Fund III, L.P.
By:	/s/ HONG CHEN	By:	/s/ TA-LIN HSU
Name:		Name:

Title:		Title:

Vertex Technology Fund Ltd.		Vertex Technology Fund (II) Ltd.
By:	/s/ LEE KHENG NAM	By:	/s/ LEE KHENG NAM
Name:	Lee Kheng Nam	Name:	Lee Kheng Nam
Title:	Attorney-in-Fact	Title:	Attorney-in-Fact
Vertex Technology Fund (III) Ltd.		STT Ventures Ltd
By:	/s/ LEE KHENG NAM	By:	/s/ TEE BENG HUAT
Name:	Lee Kheng Nam	Name:

Title:	Attorney-in-Fact	Title:

Green Dot Capital (BVI) Inc		Singapore Computer Systems Limited
By:	/s/ SIM MONG TEE	By:	/s/ STEPHEN YEO
Name:		Name:

Title:	Attorney-in-Fact	Title:

[SIGNATURE PAGE TO GRIC COMMUNICATIONS, INC. INVESTORS' RIGHTS AGREEMENT]

EXHIBIT A

Schedule of Investors

    Asia Pacific Growth Fund III, L.P.
    156 University Avenue
    Palo Alto, CA 94301
    Attention: Mark Hsu
    Telephone: (650) 838-8088
    Facsimile: (650) 838-0801

    Vertex Technology Fund Ltd.
    Vertex Technology Fund (II) Ltd.
    Vertex Technology Fund (III) Ltd.
    77 Science Park Drive
    #02-15 Cintech III
    Singapore Science Park
    Singapore 118256
    Attention: Kheng Nam Lee, President
    Telephone: 011-65-777-0122
    Facsimile: 011-65-777-1878 or 011-65-773-2628
    Email:     leekn@vertex.st.com.sg

    STT Ventures Ltd
        Registered Office:
    10 Frere Felix de Valois Street
    Port Louis, Mauritius
        Correspondence Address:
    51 Cuppage Road, # 10-11/17
    Starhub Centre
    Singapore 229469
    Attention: Tee Beng Huat
    Telephone: 65-6-723-8777
    Facsimile: 65-6-720-7288

    Green Dot Capital (BVI) Inc
        Registered Office:
    P.O. Box 957
    Offshore Incorporations Centre
    Road Town, Tortola
    British Virgin Islands
        Correspondence Address:
    c/o 8 Shenton Way
    # 09-02 Temasek Tower
    Singapore 068811
    Attention: Ms. Ong Lay Peng
    Telephone: 65-6-824-6818
    Facsimile: 65-6-820-8090

    Singapore Computer Systems Limited
    7 Bedok South Road
    Singapore 469272
    Attention: Ms. Wendy Ng
    Telephone: 65-6-827-3887
    Facsimile: 65-6-827-3104

QuickLinks

INVESTORS' RIGHTS AGREEMENT
RECITALS
EXHIBIT A Schedule of Investors